SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549


                           Schedule 13G
                          (Amendment #1)



             Under the Securities Exchange Act of 1934


                             Conductus
  ---------------------------------------------------------------
                         (Name of Issuer)


                           Common Stock
  ---------------------------------------------------------------
                   (Title of Class of Securities)


                             206784100
  ---------------------------------------------------------------
                           (CUSIP Number)


                        December 31, 1999
  ---------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |	Rule 13d-1(b)
|X|	Rule 13d-1(c)
| |	Rule 13d-1(d)

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons: John F. Shoch ("Shoch")
---------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group.
                                                      (a) | |
                                                      (b) |X|
---------------------------------------------------------------
(3) SEC use only
---------------------------------------------------------------
(4) Citizenship or Place of Organization: Unites States
---------------------------------------------------------------
(5) Number of shares beneficially owned by each reporting
    person with SOLE VOTING POWER                        55,812
---------------------------------------------------------------
(6) Number of shares beneficially owned by each reporting person with SHARDED VOTING POWER

         2,164,919 shares, of which 529,361, 1,155,558
         and 480,000 are directly owned by AMA84, AMA96 and Alloy98, respectively. Shoch is: a general partner of AMCP84 and AMCP96, which are the general partners of AMA84 and AMA96, respectively, a managing member of Alloy Ventures 1998, LLC; and may be deemed to have shared power to dispose of or vote these shares.

---------------------------------------------------------------
(7) Number of shares beneficially owned by each reporting person with SOLE DISPOSITIVE POWER see response to (5)
---------------------------------------------------------------
(8) Number of shares beneficially owned by each reporting person with SHARDED DISPOSITIVE POWER see response to (6)
---------------------------------------------------------------
(9) Aggregate amount beneficially owned by
    each reporting person                             2,220,731
---------------------------------------------------------------
(10) Check if the aggregate amount in row 9 excludes certain
     shares   | |
---------------------------------------------------------------
(11) Percent of class represented by amount in row 9      24.6%
---------------------------------------------------------------
(12) Type of reporting person                                IN
---------------------------------------------------------------

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons: Craig C. Taylor ("Taylor")
---------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group.
                                                      (a) | |
                                                      (b) |X|
---------------------------------------------------------------
(3) SEC use only
---------------------------------------------------------------
(4) Citizenship or Place of Organization: Unites States
---------------------------------------------------------------
(5) Number of shares beneficially owned by each reporting
    person with SOLE VOTING POWER                         1,500
---------------------------------------------------------------
(6) Number of shares beneficially owned by each reporting person with SHARDED VOTING POWER

         2,164,919 shares, of which 529,361, 1,155,558
         and 480,000 are directly owned by AMA84, AMA96 and Alloy98, respectively. Taylor is: a general partner of AMCP84 and AMCP96, which are the general partners of AMA84 and AMA96, respectively, a managing member of Alloy Ventures 1998, LLC; and may be deemed to have shared power to dispose of or vote these shares.
---------------------------------------------------------------
(7) Number of shares beneficially owned by each reporting person with SOLE DISPOSITIVE POWER see response to (5)
---------------------------------------------------------------
(8) Number of shares beneficially owned by each reporting person with SHARDED DISPOSITIVE POWER see response to (6)
---------------------------------------------------------------
(9) Aggregate amount beneficially owned by
    each reporting person                             2,166,419
---------------------------------------------------------------

(10) Check if the aggregate amount in row 9 excludes certain
     shares   | |
---------------------------------------------------------------
(11) Percent of class represented by amount in row 9      24.2%
---------------------------------------------------------------
(12) Type of reporting person                                IN
---------------------------------------------------------------

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons: W. Ferrell Sanders ("Sanders")
---------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group.
                                                      (a) | |
                                                      (b) |X|
---------------------------------------------------------------
(3) SEC use only
---------------------------------------------------------------
(4) Citizenship or Place of Organization: Unites States
---------------------------------------------------------------
(5) Number of shares beneficially owned by each reporting
    person with SOLE VOTING POWER                             0
---------------------------------------------------------------
(6) Number of shares beneficially owned by each reporting person with SHARDED VOTING POWER

         1,155,558 shares which are directly owned by AMA96. Sanders is a general partner of AMCP96, which is the general partners of AMA96 and may be deemed to have shared power to dispose of or vote these shares.
---------------------------------------------------------------
(7) Number of shares beneficially owned by each reporting person with SOLE DISPOSITIVE POWER see response to (5)
---------------------------------------------------------------
(8) Number of shares beneficially owned by each reporting person with SHARDED DISPOSITIVE POWER see response to (6)
---------------------------------------------------------------
(9) Aggregate amount beneficially owned by
    each reporting person                             1,155,558
---------------------------------------------------------------
(10) Check if the aggregate amount in row 9 excludes certain
     shares   | |
---------------------------------------------------------------
(11) Percent of class represented by amount in row 9      13.9%
---------------------------------------------------------------
(12) Type of reporting person                                IN
---------------------------------------------------------------

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons: Douglas E. Kelly ("Kelly")
---------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group.
                                                      (a) | |
                                                      (b) |X|
---------------------------------------------------------------
(3) SEC use only
---------------------------------------------------------------
(4) Citizenship or Place of Organization: Unites States
---------------------------------------------------------------
(5) Number of shares beneficially owned by each reporting
    person with SOLE VOTING POWER                             0
---------------------------------------------------------------
(6) Number of shares beneficially owned by each reporting person with SHARDED VOTING POWER

         1,635,558 shares, of which 1,155,558 and 480,000 are
         directly owned by AMA96 and Alloy98, respectively. Kelly is a general partner of AMCP96, which is the general partner of AMA96, and a managing member of Alloy Ventures 1998, LLC; and may be deemed to have shared power to dispose of or vote these shares.
---------------------------------------------------------------
(7) Number of shares beneficially owned by each reporting person with SOLE DISPOSITIVE POWER see response to (5)
---------------------------------------------------------------
(8) Number of shares beneficially owned by each reporting person with SHARDED DISPOSITIVE POWER see response to (6)
---------------------------------------------------------------
(9) Aggregate amount beneficially owned by
    each reporting person                             1,635,558
---------------------------------------------------------------
(10) Check if the aggregate amount in row 9 excludes certain
     shares   | |
---------------------------------------------------------------
(11) Percent of class represented by amount in row 9      18.6%
---------------------------------------------------------------
(12) Type of reporting person                                IN
---------------------------------------------------------------

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons: Tony Di Bona ("Di Bona")
---------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group.
                                                      (a) | |
                                                      (b) |X|
---------------------------------------------------------------
(3) SEC use only
---------------------------------------------------------------
(4) Citizenship or Place of Organization: Australia
---------------------------------------------------------------
(5) Number of shares beneficially owned by each reporting
    person with SOLE VOTING POWER                         9,620
---------------------------------------------------------------
(6) Number of shares beneficially owned by each reporting person with SHARDED VOTING POWER

         1,635,558 shares, of which 1,155,558 and 480,000 are
         directly owned by AMA96 and Alloy98, respectively.
         Di Bona is a general partner of AMCP96, which is the general partner of AMA96, and a managing member of Alloy Ventures 1998, LLC; and may be deemed to have shared power to dispose of or vote these shares.
---------------------------------------------------------------
(7) Number of shares beneficially owned by each reporting person with SOLE DISPOSITIVE POWER see response to (5)
---------------------------------------------------------------
(8) Number of shares beneficially owned by each reporting person with SHARDED DISPOSITIVE POWER see response to (6)
---------------------------------------------------------------
(9) Aggregate amount beneficially owned by
    each reporting person                             1,645,178
---------------------------------------------------------------
(10) Check if the aggregate amount in row 9 excludes certain
     shares   | |
---------------------------------------------------------------
(11) Percent of class represented by amount in row 9      18.7%
---------------------------------------------------------------
(12) Type of reporting person                                IN
---------------------------------------------------------------

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons: Franklin P. Johnson, Jr. ("Johnson")
---------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group.
                                                      (a) | |
                                                      (b) |X|
---------------------------------------------------------------
(3) SEC use only
---------------------------------------------------------------
(4) Citizenship or Place of Organization: Unites States
---------------------------------------------------------------
(5) Number of shares beneficially owned by each reporting
    person with SOLE VOTING POWER                             0
---------------------------------------------------------------
(6) Number of shares beneficially owned by each reporting person with SHARDED VOTING POWER

         1,967,141 shares, of which 529,361, 1,155,558
         and 282,22 are directly owned by AMA84, AMA96 and Asset Management Partners, respectively. Johnson is: a general partner of AMCP84 and AMCP96, which are the general partners of AMA84 and AMA96, respectively, and the general partner of Asset Management Partners; and may be deemed to have shared power to dispose of or vote these shares.
---------------------------------------------------------------
(7) Number of shares beneficially owned by each reporting person with SOLE DISPOSITIVE POWER see response to (5)
---------------------------------------------------------------
(8) Number of shares beneficially owned by each reporting person with SHARDED DISPOSITIVE POWER see response to (6)
---------------------------------------------------------------
(9) Aggregate amount beneficially owned by
    each reporting person                             1,967,141
---------------------------------------------------------------

(10) Check if the aggregate amount in row 9 excludes certain
     shares   | |
---------------------------------------------------------------
(11) Percent of class represented by amount in row 9      22.4%
---------------------------------------------------------------
(12) Type of reporting person                                IN
---------------------------------------------------------------

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons: Asset Management Associates 1984 ("AMA84")
---------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group.
                                                      (a) | |
                                                      (b) |X|
---------------------------------------------------------------
(3) SEC use only
---------------------------------------------------------------
(4) Citizenship or Place of Organization: California
---------------------------------------------------------------
(5) Number of shares beneficially owned by each reporting person with SOLE VOTING POWER

          529,361 shares, except that AMCP84, the general partner of AMA84, and Shoch, Johnson and Taylor, general partners of AMCP84, may be deemed to have shared power to vote or dispose of these shares.
---------------------------------------------------------------
(6) Number of shares beneficially owned by each reporting
    person with SHARDED VOTING POWER           see item 5 above
---------------------------------------------------------------
(7) Number of shares beneficially owned by each reporting
    person with SOLE DISPOSITIVE POWER         see item 5 above
---------------------------------------------------------------
(8) Number of shares beneficially owned by each reporting person with SHARDED DISPOSITIVE POWER see item 5 above
---------------------------------------------------------------
(9) Aggregate amount beneficially owned by
    each reporting person                               529,361
---------------------------------------------------------------
(10) Check if the aggregate amount in row 9 excludes certain
     shares   | |
---------------------------------------------------------------
(11) Percent of class represented by amount in row 9       7.2%
---------------------------------------------------------------
(12) Type of reporting person                                PN
---------------------------------------------------------------

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos.
    of Above Persons:
               Asset Management Associates 1996, L.P. ("AMA96")
---------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group.
                                                      (a) | |
                                                      (b) |X|
---------------------------------------------------------------
(3) SEC use only
---------------------------------------------------------------
(4) Citizenship or Place of Organization: California
---------------------------------------------------------------
(5) Number of shares beneficially owned by each reporting person with SOLE VOTING POWER

          1,155,558 shares, except that AMCP96, the general partner of AMA96, and Shoch, Kelly, Taylor, Di Bona, Sanders and Johnson, general partners of AMCP96, may be deemed to have shared power to vote or dispose of these shares.
---------------------------------------------------------------
(6) Number of shares beneficially owned by each reporting
    person with SHARDED VOTING POWER           see item 5 above
---------------------------------------------------------------
(7) Number of shares beneficially owned by each reporting
    person with SOLE DISPOSITIVE POWER         see item 5 above
---------------------------------------------------------------
(8) Number of shares beneficially owned by each reporting
    person with SHARDED DISPOSITIVE POWER      see item 5 above
---------------------------------------------------------------
(9) Aggregate amount beneficially owned by
    each reporting person                             1,155,558
---------------------------------------------------------------
(10) Check if the aggregate amount in row 9 excludes certain
     shares   | |
---------------------------------------------------------------
(11) Percent of class represented by amount in row 9       13.9%
---------------------------------------------------------------
(12) Type of reporting person                                PN
---------------------------------------------------------------

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons: Alloy Ventures 1998, LLC ("Alloy98")
---------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group.
                                                      (a) | |
                                                      (b) |X|
---------------------------------------------------------------
(3) SEC use only
---------------------------------------------------------------
(4) Citizenship or Place of Organization: California
---------------------------------------------------------------
(5) Number of shares beneficially owned by each reporting person with SOLE VOTING POWER

          480,000 shares, except that Shoch, Taylor, Di Bona, and Kelly, managing members of Alloy98, may be deemed to have shared power to vote or dispose of these shares.
---------------------------------------------------------------
(6) Number of shares beneficially owned by each reporting
    person with SHARDED VOTING POWER           see item 5 above
---------------------------------------------------------------
(7) Number of shares beneficially owned by each reporting
    person with SOLE DISPOSITIVE POWER         see item 5 above
---------------------------------------------------------------
(8) Number of shares beneficially owned by each reporting person with SHARDED DISPOSITIVE POWER see item 5 above
---------------------------------------------------------------
 (9) Aggregate amount beneficially owned by
    each reporting person                               480,000
---------------------------------------------------------------
(10) Check if the aggregate amount in row 9 excludes certain
     shares   | |
---------------------------------------------------------------
(11) Percent of class represented by amount in row 9       6.3%
---------------------------------------------------------------
(12) Type of reporting person                                CO
---------------------------------------------------------------

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons: AMC Partners 84 ("AMCP84")
---------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group.
                                                      (a) | |
                                                      (b) |X|
---------------------------------------------------------------
(3) SEC use only
---------------------------------------------------------------
(4) Citizenship or Place of Organization: California
---------------------------------------------------------------
(5) Number of shares beneficially owned by each reporting
    person with SOLE VOTING POWER                             0
---------------------------------------------------------------
(6) Number of shares beneficially owned by each reporting person with SHARDED VOTING POWER

         529,361 shares all of which are directly owned by AMA84. AMCP84 is the general partner of AMA84 and may be deemed to have shared power to vote these shares.
---------------------------------------------------------------
(7) Number of shares beneficially owned by each reporting
    person with SOLE DISPOSITIVE POWER                        0
---------------------------------------------------------------
(8) Number of shares beneficially owned by each reporting person with SHARDED DISPOSITIVE POWER see item 6 above
---------------------------------------------------------------
(9) Aggregate amount beneficially owned by
    each reporting person                               529,361
---------------------------------------------------------------
(10) Check if the aggregate amount in row 9 excludes certain
     shares   | |
---------------------------------------------------------------
(11) Percent of class represented by amount in row 9       7.2%
---------------------------------------------------------------
(12) Type of reporting person                                IN
---------------------------------------------------------------

(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons: AMC Partners 96, L.P. ("AMCP96")
---------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group.
                                                      (a) | |
                                                      (b) |X|
---------------------------------------------------------------
(3) SEC use only
---------------------------------------------------------------
(4) Citizenship or Place of Organization: California
---------------------------------------------------------------
(5) Number of shares beneficially owned by each reporting
    person with SOLE VOTING POWER                             0
---------------------------------------------------------------
(6) Number of shares beneficially owned by each reporting person with SHARDED VOTING POWER

         1,155,558 shares all of which are directly owned by AMA96. AMCP96 is the general partner of AMA96 and may be deemed to have shared power to vote these shares.
---------------------------------------------------------------
(7) Number of shares beneficially owned by each reporting
    person with SOLE DISPOSITIVE POWER                        0
---------------------------------------------------------------
(8) Number of shares beneficially owned by each reporting person with SHARDED DISPOSITIVE POWER see item 6 above
---------------------------------------------------------------
(9) Aggregate amount beneficially owned by
    each reporting person                             1,155,558
---------------------------------------------------------------
(10) Check if the aggregate amount in row 9 excludes certain
     shares   | |
---------------------------------------------------------------
(11) Percent of class represented by amount in row 9      13.9%
---------------------------------------------------------------
(12) Type of reporting person                                PN
---------------------------------------------------------------

Item 1.

(a) Name of Issuer:

         Conductus, Inc. ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

         969 W. Maude Avenue Sunnyvale, CA 94086

Item 2.

(a) Name of Person Filing:

         John F. Shoch
         Craig C. Taylor
         W. Ferrell Sanders
         Douglas E. Kelly
         Tony Di Bona
         Franklin P. Johnson, Jr.

         AMC Partners 84
         AMC Partners 96, L.P.
         Asset Management Associates 1984
         Asset Management Associates 1996, L.P.
         Alloy Ventures 1998, LLC


         The foregoing entities and individuals are collectively referred to as the "Reporting Person".

(b) Address of Principal Business Office:

         Alloy Ventures, Inc.
         480 Cowper Street, 2nd Floor
         Palo Alto, CA 94301

(c) Citizenship/Place of Organization:

The following entities are organized in California:

         Asset Management Associates 1984
         Asset Management Associates 1996, L.P.
         Alloy Ventures 1998, LLC

Individuals:

         John F. Shoch            United States
         Craig C. Taylor          United States
         W. Ferrell Sanders       United States
         Douglas E. Kelly         United States
         Franklin P. Johnson, Jr  United States
         Tony Di Bona             Australia

(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 206784100

Item 3. Not applicable.

Item 4.	Ownership

(a) Amount beneficially owned:

         See Row 9 of cover page for each Reporting Person.

(b) Percent of Class:

         See Row 11 of cover page for each Reporting Person.

(c) Number of shares as to which such person has:

     (i) Sole power to vote or to direct the vote:

         See Row 5 of cover page for each Reporting Person.

     (ii) Shared power to vote or to direct the vote:

         See Row 6 of cover page for each Reporting Person.

     (iii) Sole power to dispose or to direct the disposition of:

          See Row 7 of cover page for each Reporting Person.

     (iv) Shared power to dispose or to direct the disposition of:

          See Row 8 of cover page for each Reporting Person.

Item 5. Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the
         class of securities, check the following:            | |

Item 6. Ownership of More than Five Percent on Behalf of Another
        Person.

         Not Applicable

Item 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

         Not applicable.

Item 8. Identification and Classification of Members of the Group

         Not Applicable

Item 9. Notice of Dissolution of Group Not applicable.

         Not Applicable

Item 10.	Certification.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Dated:  February 10, 2000


Alloy Ventures 1998, LLC
By:   /s/ Tony Di Bona
      -----------------------
      Managing Member

AMC Partners 96, L.P.
By:	/s/ Tony Di Bona
     ------------------------
	General Partner

ASSET MANAGEMENT ASSOCIATES 1996, L.P.
By:  AMC Partners 96, L.P.
By:	/s/ Tony Di Bona
     ------------------------
	General Partner

ASSET MANAGEMENT ASSOCIATES 1984
By:  AMC Partners 84
By:	/s/ John Shoch
     ------------------------
	General Partner

AMC Partners 84
By:	/s/ John Shoch
     ------------------------
	General Partner

     /S/ John F. Shoch
     ------------------------
     John F. Shoch

     /S/ Craig C. Taylor
     ------------------------
     Craig C. Taylor

     /S/ W. Ferrell Sanders
     ------------------------
     W. Ferrell Sanders

     /S/ Douglas E. Kelly
     ------------------------
     Douglas E. Kelly

     /S/ Tony Di Bona
     ------------------------
     Tony Di Bona

     /S/ Franklin P. Johnson, Jr.
     ------------------------
     Franklin P. Johnson, Jr.

                            EXHIBIT A

                     Agreement of Joint Filing

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

Date: February 2, 2000

Alloy Ventures 1998, LLC
By:   /s/ Tony Di Bona
      -----------------------
      Managing Member

AMC Partners 96, L.P.
By:	/s/ Tony Di Bona
     ------------------------
	General Partner

ASSET MANAGEMENT ASSOCIATES 1996, L.P.
By:  AMC Partners 96, L.P.
By:	/s/ Tony Di Bona
     ------------------------
	General Partner

ASSET MANAGEMENT ASSOCIATES 1984
By:  AMC Partners 84
By:	/s/ John Shoch
     ------------------------
	General Partner

AMC Partners 84
By:	/s/ John Shoch
     ------------------------
	General Partner

     /S/ John F. Shoch
     ------------------------
     John F. Shoch

     /S/ Craig C. Taylor
     ------------------------
     Craig C. Taylor

     /S/ W. Ferrell Sanders
     ------------------------
     W. Ferrell Sanders

     /S/ Douglas E. Kelly
     ------------------------
     Douglas E. Kelly

     /S/ Tony Di Bona
     ------------------------
     Tony Di Bona

     /S/ Franklin P. Johnson, Jr.
     ------------------------
     Franklin P. Johnson, Jr.